Exhibit 99.1

1900 E. 9th Street
Cleveland, Ohio 44114

NEWS RELEASE

PFGI Capital Corporation Confirms Cash Payment on Preferred Stock
& Announces Financial Results for the Second Quarter of 2007
Cleveland, July 18, 2007 — PFGI Capital Corporation announced that a cash payment will be paid on August 17, 2007 on its Series A Preferred (PFGIP.PK) and Series B Preferred stock. These distributions, accruing from May 18, 2007 through August 17, 2007, are payable to holders of record on August 1, 2007, at a rate of $0.484375 per share of Series A Preferred stock and $1.25 per share of Series B Preferred stock. PFGI Capital Corporation also announced financial results for the second quarter and first half of 2007.
Net income was approximately $4.8 million for the second quarter of 2007 approximately equal to the second quarter a year ago. Total interest income was $5.2 million for the second quarter of 2007, up $.2 million compared to the second quarter of 2006. The increase in interest income primarily reflects a higher average balance of loan participations in the second quarter of 2007. The provision for loan participation losses was $.1 million for the second quarter of 2007 versus a reversal of previously recognized provision of less than $.1 million in the second quarter a year ago. Noninterest expense was approximately $.2 million in both the second quarter of 2007 and 2006.
Net income was $9.8 million for the first half of 2007, up from $9.5 million in the comparable period in 2006. Total interest income was $10.2 million for the first half of 2007, up $.4 million compared with the first half of 2006. The increase in interest income primarily reflects a higher average balance of loan participations in the first half of 2007. The provision for loan participation losses was approximately $.1 million for the first half of 2007 versus a reversal of previously recognized provision of about $.1 million in the first half of 2006. Noninterest expense was $.4 million for the first half of 2007 down from $.5 million in the first half of 2006.
At June 30, 2007, loan participations totaled $282 million, the reserve for loan participation losses was $.6 million and there were no non-performing assets or impaired loans. At June 30, 2007, total assets and total shareholders’ equity were both $290 million.
About PFGI Capital Corporation
PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. Its principal objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to shareholders. PFGI Capital Corporation is a consolidated subsidiary of National City Bank, a wholly owned banking subsidiary of National City Corporation.
About National City Corporation
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, consumer finance, asset management and mortgage financing and servicing. For more information about National City, visit the company’s Web site at NationalCity.com.
For further information, please contact
Jill Hennessey
National City Corporation
1-216-222-9253